                                                                    EXHIBIT 99.1

news release                                                      (TENNECO LOGO)

Contacts: Jane Ostrander           Leslie Hunziker
          Media Relations          Investor Relations
          847 482-5607             847 482-5042
          jostrander@tenneco.com   lhunziker@tenneco.com

                      TENNECO REPORTS FIRST QUARTER RESULTS

     -    Cash flow from operations improves $73 million year-over-year

     -    European segment EBIT up 45%

     -    North American aftermarket improves; revenue up 8%

     -    Debt net of cash down $52 million year-over-year

LAKE FOREST, ILLINOIS, APRIL 27, 2006 - Tenneco Inc. (NYSE: TEN) reported first quarter 2006 net income of $7 million, or 14-cents per diluted share, versus $7 million, or 16-cents per diluted share in first quarter 2005. Adjusted for the items below, net income was $9 million, or 20-cents per diluted share, even with a year ago (see the tables attached to the press release, which reconcile GAAP results to non-GAAP results). This quarter's net income includes an expense of $1 million for adopting the new accounting standard for expensing stock-based compensation.

EBIT (earnings before interest, taxes and minority interest) was $42 million compared with $44 million in first quarter 2005. On an adjusted basis, EBIT was $49 million, up from $47 million a year ago. Currency had a $2 million negative impact on EBIT in the quarter, versus first quarter 2005. EBITDA (EBIT before depreciation and amortization) was $86 million, compared with $90 million the previous year. Adjusted EBITDA was $93 million, even with first quarter 2005. Currency had a $3 million negative impact on EBITDA in the quarter, versus first quarter 2005.

Cash used by operations in the quarter was an outflow of $23 million, reflecting the seasonality of the business, compared with an outflow of $96 million for the same period one year ago. The $73 million improvement was driven by working capital improvements and reflects year-over-year improvement of $19 million in inventory and $46 million in cash from accounts payable.

The strong cash performance resulted in debt net of cash of $1.288 billion, an improvement versus $1.340 billion a year ago. The ratio of debt net of cash balances to adjusted LTM (Last Twelve Months) EBITDA was 3.1, down from 3.3 for the same period last year. Total debt was $1.384 billion, down from $1.408 billion a year ago.

ADJUSTED FIRST QUARTER 2006 AND 2005 RESULTS:

                                                     Q1 2006                             Q1 2005
                                             ------------------------------   ------------------------------
                                                               Net     Per                      Net     Per
                                             EBITDA   EBIT   Income   Share   EBITDA   EBIT   Income   Share
                                             ------   ----   ------   -----   ------   ----   ------   -----
Earnings Measures                              $86     $42    $ 7     $0.14     $90     $44     $ 7    $0.16

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related       6       6      4      0.09       3       3       2     0.04
      expenses
   Stock based compensation accounting
      change                                     1       1      1      0.03      --      --      --       --
   Tax adjustments                              --      --     (3)    (0.06)     --      --      --       --
                                               ---     ---    ---     -----     ---     ---     ---    -----
Non-GAAP earnings measures                     $93     $49    $ 9     $0.20     $93     $47     $ 9    $0.20
                                               ===     ===    ===     =====     ===     ===     ===    =====

                                     -More-

First quarter 2006 adjustments:

     - Restructuring related expenses of $6 million pre-tax, or 9-cents per diluted share;

     - Expense of $1 million, or 3-cents per diluted share, to adjust for new stock-based compensation accounting standard and the impact of a higher number of diluted shares outstanding due to the new accounting standard.

     - Tax benefit of $3 million, or 6-cents per diluted share, primarily related to resolution of tax issues with former affiliates.

First quarter 2005 adjustments:

     - Restructuring related expenses of $3 million pre-tax, or 4-cents per diluted share.

Tenneco's first quarter revenue was $1.13 billion, up 3% year-over-year. Excluding the negative impact of currency and substrate sales, quarterly revenue increased 2%.

Tenneco's balanced global presence helped drive first quarter results with earnings gains in Europe; stronger North American aftermarket performance on higher ride control volumes; and increased OE revenues in China due to the ramp-up of new platform launches. The company's North American OE revenues and earnings were negatively impacted by the wind down on several emission control vehicle platforms. Also, an increase in substrate sales in the company's European OE emission control business had an impact on Europe's year-over-year earnings improvement. Tenneco's ongoing efforts to improve manufacturing efficiency and reduce costs partially offset the impact from these issues.

"Our earnings results reflect current North American market conditions including the earlier than anticipated wind down on a large platform. Additionally, unfavorable currency had a negative impact on our EBIT results and year-over-year comparison. However, our geographical balance helped offset North American OE market pressure as we continued to see improvement in our European operations, North American aftermarket and in China," said Mark P. Frissora, chairman, CEO and president, Tenneco. "We are also pleased with the momentum we maintained on key strategies - improving cash performance, reducing debt and controlling costs - as we prepare for significant new business launches scheduled for later this year."

The company's gross margin was 18.6%. The decrease from 19.3% in first quarter 2005 was driven by an increase in substrate sales, which, on average, carry lower margins; timing on recovering costs on some steel increases; $7 million in gross material cost increases; $3 million in restructuring costs; and $1 million in higher fuel surcharges, all of which offset improved manufacturing performance from Lean and Six Sigma efforts.

Sales, General, Administrative and Engineering (SGA&E) expense in the quarter improved to 10.9% of sales from 11.1% of sales for the prior year as the company benefited from spending controls and previously announced restructuring. SGA&E on an LTM basis was 10.5%, improved from 11.4% for the same period a year ago.

NORTH AMERICA

     - North American OE revenue was $374 million, slightly down from revenue of $375 million a year ago. Excluding the impact of currency and substrate sales, revenue was $305 million, compared with $308 million in first quarter 2005. (Tables to the press release reconcile GAAP revenues to revenues adjusted for substrate sales and currency.) Higher ride control revenues were offset by lower exhaust volumes, primarily due to the wind down on several exhaust platforms.

     - North American aftermarket revenue increased 8% to $141 million from $130 million the previous year, driven by stronger ride control unit sales and higher pricing in both product lines.

     - EBIT for North American operations was $34 million, down from $37 million in first quarter 2005. Volume declines on key exhaust platforms more than offset improved manufacturing efficiencies and cost reduction efforts. EBIT results reflect a negative currency impact of $1 million and $1 million in costs associated with preparing for new business launches later in the year.

     - EBIT for first quarter 2006 includes $3 million in restructuring and $1 million for adopting the new accounting standard for stock-based compensation. First quarter 2005 EBIT includes $2 million in restructuring.

EUROPE, SOUTH AMERICA, INDIA

     - European OE revenue was $387 million up from $381 a year ago. Adjusted for currency, substrate sales and a change in reporting for a customer contract, revenue was up 5% from the previous year, driven by higher volumes in both exhaust and ride control product lines.

     - European aftermarket revenue declined to $75 million, versus $82 million the previous year. Excluding the impact of currency, revenue was $81 million compared with $82 million in first quarter 2005. The decline was primarily due to slightly lower exhaust unit sales, which offset higher ride control sales and price increases in the exhaust business.

     - South America and India revenue was $65 million, up from $51 million a year ago. South America drove the increase with higher OE volumes and a slight increase in aftermarket ride control sales. Adjusting for currency and substrate sales, revenue was $52 million, up from $47 million the prior year.

     - EBIT for Europe, South America and India was $8 million, up from $5 million in first quarter 2005 as a result of improved manufacturing performance and continued benefits from restructuring and cost reduction efforts. EBIT results reflect a negative currency impact of $1 million.

     - EBIT included $1 million in restructing costs in both first quarter 2006 and 2005.

ASIA PACIFIC

     - Asia operations generated $50 million in revenue, a 45% increase from $35 million a year ago. Newly launched platforms and 69% higher OE volumes in China drove the improvement. Excluding substrate sales, revenue was $33 million compared with $22 million a year ago.

     - Australian revenue was $40 million versus $47 million the prior year, largely the result of lower volumes due to the weakening Australian OE market and lower aftermarket sales. Excluding the impact of currency and substrate sales, revenue was down 11%.

     - Asia Pacific EBIT was breakeven, versus $2 million a year ago. Adjusted for $2 million in restructuring in first quarter 2006, EBIT was flat year-over-year. Stronger OE volumes in China offset OE volume declines and lower aftermarket sales in Australia.

"Looking ahead, we are cautiously optimistic as we manage this year and prepare for significant growth in 2007," said Frissora. "We expect year-over-year profitability improvements to continue in our European operations as well as in the North American aftermarket. We will also begin to see early benefits in our North American OE businesses from significant new platforms scheduled to launch later this year, and our operations in China are expected to continue to grow."

Attachment 1:
Statements of Income - 3 Months
Balance Sheet
Statements of Cash Flow

Attachment 2:
Reconciliation of GAAP Net Income to EBITDA - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenue Measures - 3 Months Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA- LTM

Reconciliation of Non-GAAP Measures - SGA&E as Percent of Sales - LTM

CONFERENCE CALL

The company will host a conference call on Thursday, April 27, 2006 at 10:30 a.m. EDT. The dial in number is 888-790-1408 (domestic) or 773-756-0157 (international). The pass code is Tenneco. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on April 27, 2006. To access this recording, dial 866-422-8164 (domestic) or 203-369-0833 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2006 ANNUAL MEETING

Tenneco's annual meeting of shareholders will be on Tuesday, May 9, 2006 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The meeting will also be available by webcast. To access the listen-only annual meeting webcast, go to the financial section of the company's website at least 15 minutes prior to the meeting to register and download any necessary software. The webcast will include an audio transmission of the proceedings and slides used in the speaker presentation. Voting will not be available electronically through the webcast.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "estimates," "continue," "will," "plans," "outlook" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived 12% of its 2005 net sales, recently announced a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2005. Further information can be found on the company's web site at www.tenneco.com.

                                       ###

                                                                    ATTACHMENT 1
                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                          THREE MONTHS ENDED MARCH 31,
                  (Millions except share and per share amounts)


                                                                2006             2005
                                                             ---------         ---------
Net sales and operating revenues                             $   1,132         $   1,101
                                                             =========         =========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)           921(a)            888(d)
   Engineering, Research and Development                            22                24
   Selling, General and Administrative                             101(b)             98(d)
   Depreciation and Amortization of Other Intangibles               44                46
                                                             ---------         ---------
          Total Costs and Expenses                               1,088             1,056
                                                             =========         =========

Loss on sale of receivables                                         (1)               --
Other Expense                                                       (1)               (1)
                                                             ---------         ---------
Total Other Expense                                                 (2)               (1)
                                                             ---------         ---------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                    34(a)(b)          37(d)
   Europe & South America                                            8(a)              5(d)
   Asia Pacific                                                     --(a)              2
                                                             ---------         ---------
                                                                    42                44
Less:
   Interest expense (net of
     interest capitalized)                                          34                32
   Income tax expense                                               --(c)              4
   Minority interest                                                 1                 1
                                                             ---------         ---------
Net Income                                                           7                 7
                                                             ---------         ---------

Average common shares outstanding:
   Basic                                                          43.9              42.7
                                                             =========         =========
   Diluted                                                        46.7(b)           45.0
                                                             =========         =========

Earnings per share of common stock:
   Basic                                                     $    0.15         $    0.17
                                                             =========         =========
   Diluted                                                   $    0.14(b)      $    0.16
                                                             =========         =========

(a) Includes restructuring and restructuring related charges of $6 million pre-tax, $4 million after tax or $0.09 per share, all of which is recorded in cost of sales. Geographically, $3 million is recorded in North America, $1 million in Europe and South America and $2 million is recorded in Asia Pacific.

(b) Includes $1 million pre-tax and after tax increase in stock compensation expense associated with the adoption of FAS 123R. Adoption of this accounting standard also increased the calculated number of diluted shares by 0.6 million for a combined impact of $0.03 per share.

(c) Includes a $3 million or $0.06 per share tax benefit, primarily related to resolution of tax issues with former affiliates.

(d) Includes restructuring and restructuring related charges of $3 million pre-tax, $2 million after tax or $0.04 per share. Of the charges, $2 million is recorded in cost of sales and the remaining $1 million is in SG&A. Geographically, $2 million is recorded in North America and $1 million in Europe and South America.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)


                                                      March 31, 2006   December 31, 2005
                                                      --------------   -----------------
Assets
      Cash and Cash Equivalents                          $      96        $     141

      Receivables, Net                                         628(a)           543(a)
      Inventories                                              392              360
      Other Current Assets                                     161              153
      Investments and Other Assets                             703              700
      Plant, Property, and Equipment, Net                    1,052            1,043
                                                         ---------        ---------
      Total Assets                                       $   3,032        $   2,940
                                                         =========        =========

Liabilities and Shareholders' Equity

      Short-Term Debt                                    $      32        $      22
      Accounts Payable                                         729              651
      Accrued Taxes                                             43               31
      Accrued Interest                                          33               38
      Other Current Liabilities                                212              237
      Long-Term Debt                                         1,352(b)         1,356(b)
      Deferred Income Taxes                                     81               86
      Deferred Credits and Other Liabilities                   367              366
      Minority Interest                                         26               24
      Total Shareholders' Equity                               157              129
                                                         ---------        ---------
      Total Liabilities and Shareholders' Equity         $   3,032        $   2,940
                                                         =========        =========



                                                      March 31, 2006   December 31, 2005
                                                      --------------   -----------------
(a) Accounts receivable securitization programs          $     147        $     129


(b) Long term debt composed of:                       March 31, 2006   December 31, 2005
                                                      --------------   -----------------
      Term loan B (Due 2010)                             $     356        $     356
      10.25% senior notes (Due 2013)                           488              489
      8.625% subordinated notes (Due 2014)                     500              500
      Other long term debt                                       8               11
                                                         ---------        ---------
                                                         $   1,352        $   1,356
                                                         =========        =========

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)



                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                       --------------------
                                                                         2006        2005
                                                                       -------      -------
Operating activities:
  Net income                                                           $     7      $     7
  Adjustments to reconcile income
   to net cash used by operating activities -
    Depreciation and amortization of other intangibles                      44           46
    Stock option expense                                                     1           --
    Deferred income taxes                                                    5           (4)
    Loss on sale of assets, net                                              1           --
    Changes in components of working capital (net of acquisition)-
      (Inc.)/dec. in receivables                                           (82)         (78)
      (Inc.)/dec. in inventories                                           (27)         (46)
      (Inc.)/dec. in prepayments and other current assets                  (14)         (23)
      Inc./(dec.) in payables                                               67           21
      Inc./(dec.) in taxes accrued                                          (2)          --
      Inc./(dec.) in interest accrued                                       (4)          (3)
      Inc./(dec.) in other current liabilities                             (18)          (8)
    Other                                                                   (1)          (8)
                                                                       -------      -------
Net cash used by operating activities                                      (23)         (96)

Investing activities:
  Net proceeds from sale of assets                                          --            1
  Expenditures for plant, property & equipment                             (38)         (32)
  Acquisition of business                                                   --          (11)
  Expenditures for software-related intangibles                             (3)          (3)
  Investments and other                                                     --            3
                                                                       -------      -------
Net cash used by investing activities                                      (41)         (42)
                                                                       -------      -------

Financing activities:
  Issuance of common shares                                                  8            2
  Retirement of long-term debt                                              (1)         (41)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                              9           33
  Other                                                                     --            1
                                                                       -------      -------
Net cash provided (used) by financing activities                            16           (5)
                                                                       -------      -------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                           3           (3)
                                                                       -------      -------

Decrease in cash and cash equivalents                                      (45)        (146)
Cash and cash equivalents, January 1                                       141          214
                                                                       -------      -------
Cash and cash equivalents, March 31                                    $    96      $    68
                                                                       =======      =======

Cash paid during the period for interest                               $    34      $    31
Cash paid during the period for income taxes                                --      $     7

                                                                    ATTACHMENT 2


                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited


                                                                        Q1 2006
                                                       -------------------------------------------
                                                        North      Europe       Asia
                                                       America      & SA       Pacific      Total
                                                       -------     -------     -------     -------
Net income                                                                                 $     7
Minority interest                                                                                1
Income tax expense                                                                              --
Interest expense (net of interest capitalized)                                                  34
                                                                                           -------
EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)             $    34     $     8     $    --          42
Depreciation and amortization of other intangibles          22          19           3          44
                                                       -------     -------     -----       -------

Total EBITDA(2)                                        $    56     $    27     $     3     $    86
                                                       =======     =======     =======     =======


                                                                        Q1 2005
                                                       -------------------------------------------
                                                        North      Europe       Asia
                                                       America      & SA       Pacific      Total
                                                       -------     -------     -------     -------
Net income                                                                                 $     7
Minority interest                                                                                1
Income tax expense                                                                               4
Interest expense (net of interest capitalized)                                                  32
                                                                                           -------
EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)             $    37     $     5     $     2          44
Depreciation and amortization of other intangibles          23          20           3          46
                                                       -------     -------     -------     -------
Total EBITDA(2)                                        $    60     $    25     $     5     $    90
                                                       =======     =======     =======     =======

(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited


                                                            Q1 2006                                 Q1 2005
                                           ----------------------------------------  ---------------------------------------
                                           EBITDA (3)  EBIT   Net Income  Per Share  EBITDA (3)  EBIT   Net Income Per Share
                                           ---------- ------- ----------  ---------  ---------- ------- ---------- ---------
Earnings Measures                           $    86   $    42   $     7    $  0.14    $    90   $    44   $     7   $  0.16

Adjustments (reflects non-GAAP measures):
  Restructuring and restructuring
   related expenses                               6         6         4       0.09          3         3         2      0.04
  Stock based compensation
    accounting change                             1         1         1       0.03         --        --        --        --
  Tax adjustments                                --        --        (3)     (0.06)        --        --        --        --
                                            -------   -------   -------    -------    -------   -------   -------   -------
Non-GAAP earnings measures                  $    93   $    49   $     9    $  0.20    $    93   $    47   $     9   $  0.20
                                            =======   =======   =======    =======    =======   =======   =======   =======


                                                                           Q1 2006
                                                             -------------------------------------
                                                              North    Europe     Asia
                                                             America    & SA     Pacific    Total
                                                             -------   -------   -------   -------
EBIT                                                         $    34   $     8   $    --   $    42
 Restructuring and restructuring related expenses                  3         1         2         6
 Stock based compensation accounting change                        1        --        --         1
                                                             -------   -------   -------   -------
Adjusted EBIT                                                $    38   $     9   $     2   $    49
                                                             =======   =======   =======   =======


                                                                           Q1 2005
                                                             -------------------------------------
                                                              North    Europe     Asia
                                                             America    & SA     Pacific    Total
                                                             -------   -------   -------   -------
EBIT                                                         $    37         5   $     2   $    44
 Restructuring and restructuring related expenses                  2         1        --         3
                                                             -------   -------   -------   -------
Adjusted EBIT                                                $    39   $     6   $     2   $    47
                                                             =======   =======   =======   =======


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2006 and 2005 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

In addition, 2006 includes adjustments to eliminate the additional stock based compensation expense and the impact on the diluted shares calculation associated with FAS 123R, which the company adopted in 2006. The company plans to continue making this adjustment for the remainder of 2006 to enhance investors' understanding of the comparability between 2006 and 2005 results. See also Attachment 1, Statements of Income footnote (b).

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited


                                                                           Q1 2006
                                             -------------------------------------------------------------------
                                                                                        Substrate    Revenues
                                                                                          Sales      Excluding
                                                                           Revenues     Excluding    Currency
                                                             Currency     Excluding     Currency   and Substrate
                                             Revenues         Impact       Currency      Impact       Sales
                                             --------        --------      --------     --------   -------------
North America Original Equipment
  Ride Control                               $    131        $     --      $    131     $     --     $    131
  Exhaust                                         243               3           240           66          174
                                             --------        --------      --------     --------     --------
  Total North America Original Equipment          374               3           371           66          305

North America Aftermarket
  Ride Control                                    101              --           101           --          101
  Exhaust                                          40              --            40           --           40
                                             --------        --------      --------     --------     --------
  Total North America Aftermarket                 141              --           141           --          141

Total North America                               515               3           512           66          446

Europe Original Equipment
  Ride Control                                     95(a)           (6)          101           --          101
  Exhaust                                         292             (19)          311          111          200
                                             --------        --------      --------     --------     --------
  Total Europe Original Equipment                 387             (25)          412          111          301

Europe Aftermarket
  Ride Control                                     36              (2)           38           --           38
  Exhaust                                          39              (4)           43           --           43
                                             --------        --------      --------     --------     --------
  Total Europe Aftermarket                         75              (6)           81           --           81

South America & India                              65               6            59            7           52

Total Europe, South America & India               527             (25)          552          118          434

Asia                                               50              --            50           17           33

Australia                                          40              (2)           42            4           38
                                             --------        --------      --------     --------     --------

Total Asia Pacific                                 90              (2)           92           21           71

Total Tenneco Inc.                           $  1,132        $    (24)     $  1,156     $    205     $    951
                                             ========        ========      ========     ========     ========


                                                                        Q1 2005
                                             -------------------------------------------------------------------
                                                                                        Substrate      Revenues
                                                                                          Sales        Excluding
                                                                          Revenues     Excluding      Currency
                                                             Currency     Excluding     Currency     and Substrate
                                             Revenues         Impact      Currency      Impact         Sales
                                             --------        --------     --------     --------     -------------
North America Original Equipment
  Ride Control                               $    127        $     --     $    127     $     --     $    127
  Exhaust                                         248              --          248           67          181
                                             --------        --------     --------     --------     --------
  Total North America Original Equipment          375              --          375           67          308

North America Aftermarket
  Ride Control                                     91              --           91           --           91
  Exhaust                                          39              --           39           --           39
                                             --------        --------     --------     --------     --------
  Total North America Aftermarket                 130              --          130           --          130

Total North America                               505              --          505           67          438

Europe Original Equipment
  Ride Control                                    109(a)           --          109           --          109
  Exhaust                                         272              --          272           79          193
                                             --------        --------     --------     --------     --------
  Total Europe Original Equipment                 381              --          381           79          302

Europe Aftermarket
  Ride Control                                     37              --           37           --           37
  Exhaust                                          45              --           45           --           45
                                             --------        --------     --------     --------     --------
  Total Europe Aftermarket                         82              --           82           --           82

South America & India                              51              --           51            4           47

Total Europe, South America & India               514              --          514           83          431

Asia                                               35              --           35           13           22

Australia                                          47              --           47            4           43
                                             --------        --------     --------     --------     --------

Total Asia Pacific                                 82              --           82           17           65

Total Tenneco Inc.                           $  1,101        $     --     $  1,101     $    167     $    934
                                             ========        ========     ========     ========     ========


Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(a) Beginning in the second quarter of 2005, Tenneco changed its accounting for a customer contract in its European OE Ride Control unit. The cost of sales for this contract are now netted against the revenues, reducing reported revenues and cost of sales. In the first quarter of 2005, Tenneco Inc. recorded $15 million in revenues for this contract.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                    Debt net of cash / Adjusted EBITDA - LTM


                                                                           Quarter Ended March 31
                                                                       -----------------------------

                                                                           2006             2005
                                                                       ------------     ------------

Total debt                                                             $      1,384     $      1,408

Cash and cash equivalents                                                        96               68

Debt net of cash balances(1)                                                  1,288            1,340

Adjusted LTM EBITDA                                                             414              404

Ratio of net debt to adjusted LTM EBITDA(2)                                    3.1x             3.3x

                                                              Q2 05          Q3 05          Q4 05           Q1 06        Q1 06 LTM
                                                            ----------     ----------     ----------      ----------     ----------

Net income                                                          33             10              8               7             58

Minority interest                                                   --             --              1               1              2

Income tax expense                                                  18              7             (4)             --             21

Interest expense (net of interest capitalized)                      32             33             33              34            132

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                83             50             38              42            213

Depreciation and amortization of other intangibles                  44             44             43              44            175

Total EBITDA(3)                                                    127             94             81              86            388

Restructuring and restructuring related expenses                     2              2              5               6             15
Stock based compensation accounting change                          --             --             --               1              1
New Aftermarket customer changeover costs                           --             --             10              --             10
                                                            ----------     ----------     ----------      ----------     ----------
Total Adjusted EBITDA(4)                                           129             96             96              93            414
                                                            ==========     ==========     ==========      ==========     ==========

                                                              Q2 04          Q3 04          Q4 04           Q1 05        Q1 05 LTM
                                                            ----------     ----------     ----------      ----------     ----------

Net income                                                          30              6            (19)              7             24

Minority interest                                                    2              1             --               1              4

Income tax expense                                                  10              2            (35)              4            (19)

Interest expense (net of interest capitalized)                      34             35             75              32            176

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                76             44             21              44            185

Depreciation and amortization of other intangibles                  44             42             46              46            178

Total EBITDA(3)                                                    120             86             67              90            363

Restructuring and restructuring related expenses                     5              2             28               3             38
New Aftermarket customer changeover costs                            2             --             --              --              2
Consulting fees indexed to stock price                               1             --             --              --              1
                                                            ----------     ----------     ----------      ----------     ----------
Total adjusted EBITDA(4)                                           128             88             95              93            404
                                                            ==========     ==========     ==========      ==========     ==========

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

(2) Tenneco presents the above reconciliation of the ratio debt net of cash to the last twelve months (LTM) of adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, adjusted LTM EBITDA is used as an indicator of the company's performance over the most recent twelve months and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. LTM adjusted EBITDA is used to reflect annual values and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (3) and (4) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. In addition, 2006 includes adjustments to eliminate the additional stock based compensation expense and the impact on the diluted shares calculation associated with FAS 123R, which the company adopted in 2006. The company plans to continue making this adjustment for the remainder of 2006 to enhance investors' understanding of the comparability between 2006 and 2005 results. See also Attachment 1, Statements of Income footnote (b).

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                         SGA&E as Percent of Sales - LTM

                                                              Q2 05          Q3 05          Q4 05           Q1 06         Q1 06 LTM
                                                            ----------     ----------     ----------      ----------     ----------

Revenues                                                         1,180          1,096          1,064           1,132          4,472

Engineering, research, and development                              18             22             19              22             81

Selling, general, and administrative                                93             96             98             101            388
                                                            ----------     ----------     ----------      ----------     ----------

Total SGA&E                                                        111            118            117             123            469

                                                                                                                         ----------
SGA&E as Percent of Sales                                                                                                      10.5%
                                                                                                                         ==========

                                                              Q2 04          Q3 04           Q4 04          Q1 05        Q1 05 LTM
                                                            ----------     ----------     ----------      ----------     ----------

Revenues                                                         1,113            996          1,071           1,101          4,281

Engineering, research, and development                              19             20             20              24             83

Selling, general, and administrative                               100             93            115              98            406
                                                            ----------     ----------     ----------      ----------     ----------

Total SGA&E                                                        119            113            135             122            489

                                                                                                                         ----------
SGA&E as Percent of Sales                                                                                                      11.4%
                                                                                                                         ==========

Tenneco presents the above reconciliation of the last twelve months (LTM) of selling, general, administrative and engineering (SGA&E) expenses as a percentage of revenues to provide information investors may find useful in measuring the company's progress toward its goals to lower selected operating expenses supported by existing revenues. LTM values are used to highlight annual trends and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not as a replacement for any other financial ratios that investors may find useful for measuring the company's operating performance.